                                                                     Exhibit 2.1

                                                                  EXECUTION COPY


================================================================================


                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                             DRS TECHNOLOGIES, INC.,

                            PRINCE MERGER CORPORATION

                                       and

                                  PARAVANT INC.


                          Dated as of October 23, 2002


================================================================================


THIS COPY OF THE AGREEMENT AND PLAN OF MERGER IS BEING DELIVERED IN COMPLIANCE WITH SECTION 607.1104 OF THE FLORIDA BUSINESS CORPORATION ACT.

                                TABLE OF CONTENTS

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                                                                                                            Page
                                                                                                            ----
ARTICLE I THE OFFER.....................................................................................      2
   Section 1.1        The Offer.........................................................................      2
   Section 1.2        Company Actions...................................................................      3
   Section 1.3        Directors of the Company..........................................................      5

ARTICLE II THE MERGER...................................................................................      6
   Section 2.1        The Merger........................................................................      6
   Section 2.2        Effective Time; Closing...........................................................      6
   Section 2.3        Effect of the Merger..............................................................      6
   Section 2.4        Articles of Incorporation and Bylaws..............................................      6
   Section 2.5        Directors and Officers............................................................      7
   Section 2.6        Conversion of Shares..............................................................      7
   Section 2.7        Exchange of Certificates..........................................................      8
   Section 2.8        Shareholders' Meeting.............................................................     10
   Section 2.9        Further Action....................................................................     11
   Section 2.10       Dissenting Shares.................................................................     11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................     12
   Section 3.1        Organization; Standing; Charter Documents; Subsidiaries...........................     12
   Section 3.2        Capital Structure.................................................................     13
   Section 3.3        Authority; Non-Contravention; Necessary Consents..................................     14
   Section 3.4        SEC Filings; Financial Statements.................................................     16
   Section 3.5        Absence of Certain Changes or Events..............................................     17
   Section 3.6        Taxes.............................................................................     17
   Section 3.7        Intellectual Property.............................................................     18
   Section 3.8        Compliance; Permits...............................................................     19
   Section 3.9        Litigation........................................................................     20
   Section 3.10       Brokers' and Finders' Fees........................................................     20
   Section 3.11       Transactions With Affiliates......................................................     20
   Section 3.12       Employee Benefit Plans; ERISA; Employees..........................................     21
   Section 3.13       Environmental Matters.............................................................     24
   Section 3.14       Contracts.........................................................................     25
   Section 3.15       Government Contracts..............................................................     26
   Section 3.16       Disclosure........................................................................     27
   Section 3.17       Fairness Opinion..................................................................     27
   Section 3.18       Takeover Statutes.................................................................     28

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF  PARENT AND MERGER SUB.....................................     28
   Section 4.1        Organization; Standing; Charter Documents; Subsidiaries...........................     28
   Section 4.2        Authority; Non-Contravention; Necessary Consents..................................     29
   Section 4.3        Brokers' and Finders' Fees........................................................     30
   Section 4.4        Disclosure........................................................................     30

   Section 4.5        Sufficient Funds..................................................................     31

ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME...........................................................     31
   Section 5.1        Conduct of Business by the Company................................................     31

ARTICLE VI ADDITIONAL AGREEMENTS........................................................................     34
   Section 6.1        Acquisition Proposals.............................................................     34
   Section 6.2        Confidentiality; Access to Information; No Modification of Representations,
                      Warranties or Covenants ..........................................................     38
   Section 6.3        Public Disclosure.................................................................     38
   Section 6.4        Regulatory Filings; Reasonable Efforts............................................     39
   Section 6.5        Notification of Certain Matters...................................................     41
   Section 6.6        Third-Party Consents..............................................................     41
   Section 6.7        Equity Awards and Employee Benefits...............................................     41
   Section 6.8        Indemnification...................................................................     43
   Section 6.9        Conveyance Taxes..................................................................     44

ARTICLE VII CONDITIONS TO THE MERGER....................................................................     44
   Section 7.1        Conditions to the Obligations of Each Party to Effect the Merger..................     44

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER..........................................................     45
   Section 8.1        Termination.......................................................................     45
   Section 8.2        Notice of Termination; Effect of Termination......................................     47
   Section 8.3        Fees and Expenses.................................................................     47
   Section 8.4        Amendment.........................................................................     49
   Section 8.5        Extension; Waiver.................................................................     49

ARTICLE IX GENERAL PROVISIONS...........................................................................     49
   Section 9.1        Non-Survival of Representations and Warranties....................................     49
   Section 9.2        Notices...........................................................................     49
   Section 9.3        Interpretation; Knowledge.........................................................     50
   Section 9.4        Counterparts......................................................................     51
   Section 9.5        Entire Agreement; Third-Party Beneficiaries.......................................     51
   Section 9.6        Severability......................................................................     52
   Section 9.7        Other Remedies; Specific Performance..............................................     52
   Section 9.8        Governing Law.....................................................................     52
   Section 9.9        Rules of Construction.............................................................     52
   Section 9.10       Assignment........................................................................     52
   Section 9.11       Consent to Jurisdiction; Waiver of Trial by Jury..................................     53

ANNEX A  Conditions to the Merger

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of October 23, 2002, by and among DRS Technologies, Inc., a Delaware corporation ("Parent"), Prince Merger Corporation, a Florida corporation and direct wholly-owned subsidiary of Parent ("Merger Sub"), and Paravant Inc., a Florida corporation (the "Company").

                                    RECITALS

         WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein in order to advance their respective long-term strategic business interests;

         WHEREAS, it is intended that the acquisition be accomplished by Merger Sub commencing a cash tender offer (as such offer may be amended from time to time, the "Offer") for all of the outstanding shares of Common Stock, par value $0.015 per share, of the Company ("Company Common Stock") upon the terms and subject to the conditions set forth in this Agreement (the shares of Company Common Stock subject to the Offer are hereinafter referred to as the "Shares") in an amount of $4.75 per Share (the "Offer Consideration") to be followed by the Merger (as defined in Section 2.1);

         WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the Offer and have adopted and approved, in accordance with applicable provisions of the laws of the state of Delaware and the state of Florida ("Florida Law"), this Agreement and the transactions contemplated hereby, including the Merger;

         WHEREAS, the Board of Directors of the Company has resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares in the Offer, approve and adopt this Agreement and approve the Merger;

         WHEREAS, Parent, as the sole shareholder of Merger Sub, has approved the Offer, has approved and adopted this Agreement and approved the Merger;

         WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition to Parent's and Merger Sub's willingness to enter into this Agreement, certain officers and directors of the Company are entering into separate voting agreements (the "Shareholder Tender and Voting Agreements"), pursuant to which such individuals are agreeing, among other things, to tender their Shares in the Offer and to grant Parent a proxy to vote their respective shares of Company Common Stock in favor of the Merger, upon the terms and subject to the conditions set forth therein; and

         WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger.

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    Article I
                                    THE OFFER

            Section 1.1 The Offer.

                  (a) Provided that this Agreement shall not have been terminated and none of the events set forth in Section (a) through (i) of Annex A attached hereto and made a part hereof ("Annex A") shall have occurred and be continuing (and shall not have been waived by Merger Sub), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 of the Exchange Act (as defined in Section 2.8(a)) the Offer as promptly as reasonably practicable after the date hereof. The obligation of Merger Sub to accept for payment and pay for the Shares tendered pursuant to the Offer shall be subject only to the satisfaction of the condition that there be validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which represents at least a majority of the then outstanding Shares on a fully-diluted basis (the "Minimum Condition") and to the satisfaction or waiver by Merger Sub of the other conditions set forth in Annex A (the Minimum Condition and the conditions set forth in Annex A collectively, the "Offer Conditions"). The Company agrees that no Shares held by the Company or any of its Subsidiaries (as defined in Section 3.1) will be tendered to Merger Sub pursuant to the Offer. Merger Sub expressly reserves the right to waive any of the Offer Conditions (other than the Minimum Condition), to increase the price per Share payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that no change may be made without the prior written consent of the Company which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, changes the form of consideration to be paid in the Offer, imposes conditions to the Offer in addition to the conditions set forth in Annex A, waives or changes the Minimum Condition or makes other changes in the terms and conditions of the Offer that are in any manner adverse to the holders of Shares or, except as provided below, extends the Offer. Subject to the terms of the Offer and this Agreement and the satisfaction of the Minimum Condition and the satisfaction or earlier waiver of all the conditions of the Offer set forth in Annex A as of any expiration date of the Offer, Merger Sub will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable Legal Requirements. Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which initially shall be twenty (20) Business Days following the date of commencement of the Offer (counting for such purposes the day the Offer is commenced as the first day of such period), if, at the scheduled expiration of the Offer, any of the Offer Conditions shall not be satisfied or, to the extent permitted by this Agreement, waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the United States Securities and Exchange Commission (the "SEC"), the staff thereof or the Nasdaq National Market ("NASDAQ") applicable to the Offer,
(iii) if on the then scheduled expiration date of the Offer, there shall not have been validly tendered and not withdrawn at least 80% of the outstanding Shares on a fully-diluted basis, extend the Offer for a period not to exceed ten
(10) Business Days or (iv) provide a "subsequent offering period" in accordance with Rule 14d-11 under the Exchange Act. On or prior to the dates that Merger Sub becomes obligated to accept for payment and pay for Shares pursuant to the Offer, Parent shall provide or cause to be provided to Merger Sub the funds necessary to pay for all Shares that Merger Sub becomes so obligated to accept for payment and pay for pursuant to the Offer. The Offer Price shall, subject to any required withholding of Taxes (as defined in Section 3.6), be net to the seller in cash, upon the terms and subject to the conditions of the Offer.

                  (b) On the date of the commencement of the Offer, Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain or incorporate by reference an offer to purchase and forms of the related letter of transmittal and all other ancillary Offer documents (collectively, together with all amendments and supplements thereto, the "Offer Documents"). Parent and Merger Sub shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. Parent and Merger Sub, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Merger Sub will cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule TO before it is filed with the SEC. In addition, Parent and Merger Sub agree to provide the Company and its counsel with any comments, whether written or oral, that Parent or Merger Sub or either of their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO promptly after the receipt of such comments and to consult with the Company and its counsel prior to responding to any such comments (and provide the Company and its counsel with copies of any such written response and telephonic notification of any such verbal response). If the Offer is terminated or withdrawn by Merger Sub, Parent and Merger Sub shall use their respective reasonable best efforts to cause the Depositary to cause all tendered Shares to be returned to the registered holders of the Shares represented by the certificate or certificates surrendered to the Paying Agent (as defined below).

            Section 1.2 Company Actions.

                  (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Company's Board of Directors, by resolutions adopted by unanimous vote at a meeting of all Directors called and held and not rescinded in any way (the "Company Board Approval"), has duly (i) determined that the terms of this Agreement, the Offer and the Merger are fair to and in the best interests of the shareholders of the Company, (ii) approved and adopted this Agreement and approved and adopted the transactions contemplated hereby, including the Offer and the Merger, (iii) approved the Shareholder Tender and Voting Agreement and
(iv) resolved to recommend that (A) the shareholders of the Company accept the Offer, tender their Shares to Merger Sub thereunder and, if required by Legal Requirements, approve and adopt this Agreement and the Merger and (B) such matters be submitted to the Company's shareholders at the Company Shareholder Meeting. Subject to 6.1(e), the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's Board of Directors described in this Section 1.2(a).

                  (b) As promptly as practicable after the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") which shall contain the recommendation referred to in clause (iv) of Section 1.2(a) hereof (subject to Section 6.1(e)). The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of the Shares as and to the extent required by applicable federal securities laws. The Company, on the one hand, and each of Parent and Merger Sub, on the other hand, will promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company will cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, Merger Sub and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to consult with Parent, Merger Sub and their counsel prior to responding to any such comments (and provide Parent, Merger Sub and their counsel with copies of any such written response and telephonic notification of any such verbal response).

                  (c) The Company shall promptly furnish Merger Sub with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares. The Company shall furnish Merger Sub with such additional information, including updated listings and computer files of the shareholders of the Company, mailing labels and security position listings, and such other assistance as Parent, Merger Sub or their Representatives (as defined in Section 6.1(a)) may reasonably require in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable Legal Requirements, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Merger Sub shall hold in confidence the information contained in such labels, listings and files, shall use such information solely in connection with the Offer and the Merger, and, if this Agreement is terminated or if the Offer is otherwise terminated, shall promptly destroy, or cause to be destroyed, or deliver, or cause to be delivered, to the Company all copies of such information, labels, listings and files then in their possession or in the possession of their Representatives and shall certify in writing to the Company their compliance with this Section 1.2(c).

            Section 1.3 Directors of the Company.

                  (a) Promptly upon the purchase of and payment for a number of Shares that satisfies the Minimum Condition by Merger Sub pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product obtained by multiplying the total number of directors on such Board (after giving effect to the directors designated by Parent pursuant to this sentence) by the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon request of Merger Sub, promptly increase the size of its Board of Directors or exercise its reasonable best efforts to secure the resignations of such number of directors, or both, as is necessary to enable Parent's designees to be so elected or appointed to the Company's Board of Directors and, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, shall cause Parent's designees to be so elected or appointed. At such time, the Company shall, if requested by Parent, also cause directors designated by Parent and Merger Sub to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of each Board of Directors of each Subsidiary of the Company and committee of the Company's Board of Directors. Notwithstanding the foregoing, if Parent's designees are appointed or elected to the Company's Board of Directors hereunder, until the Effective Time the Company and Parent shall use reasonable efforts to have at least two (2) members of the Company's Board of Directors who are directors on the date hereof and who are neither officers of the Company nor designees of Parent.

                  (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to its shareholders together with the Schedule 14D-9 the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent and Merger Sub will supply the Company any information with respect to them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(b) are in addition to and shall not limit any rights that any of Merger Sub, Parent or any of their respective affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

                  (c) Following the election or appointment of Parent's designees pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the directors then in office who were neither designated by Parent nor employed by the Company shall be required to authorize any amendment of this Agreement or the Company Charter Documents (as defined in Section 3.1(b)), any termination of this

Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Merger Sub or Parent, any waiver of any of the Company's rights hereunder or any action as to which consent or agreement of the Company is required hereunder.

                                  Article II.

                                   THE MERGER

            Section 2.1 The Merger. At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Florida Law, Merger Sub shall be merged with and into the Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation".

            Section 2.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of Florida in accordance with the relevant provisions of Florida Law (the "Articles of Merger") (the time of such filing with the Secretary of State of the State of Florida (or such later time as may be agreed in writing by the Company and Parent and specified in the Articles of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at Four Times Square, New York, New York, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

            Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Florida Law.

            Section 2.4 Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Florida Law and as provided in such Articles of Incorporation; provided, however, that at the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is Paravant Inc." At the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Florida Law and as provided in such Bylaws.

            Section 2.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation from and after the Effective Time, until their respective successors are duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation from and after the Effective Time, until their respective successors are duly appointed.

            Section 2.6 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the parties or the holders of any Shares of the Company:

                  (a) Each issued and outstanding Share (other than Shares to be canceled in accordance with Section 2.6(c)) automatically shall be converted into the right to receive the Offer Consideration (as defined in the recitals) in cash (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.7, of the certificate that formerly evidenced such Share. All such Shares, when so converted, shall no longer be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.7. Any payment made pursuant to this Section 2.6(a) shall be made net of applicable withholding taxes in accordance with Section 2.7(f) to the extent that such withholding is required by applicable Legal Requirements.

                  (b) Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into and become one validly-issued, fully-paid and nonassessable share of common stock of the Surviving Corporation.

                  (c) All Shares that are owned at the Effective Time by the Company, Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary (as defined in Section 3.1(a)) of the Company, Parent or Merger Sub shall be canceled and retired and no Merger Consideration shall be delivered in exchange therefor.

                  (d) At the Effective Time, all Company Options (as defined in
Section 3.2(b)) outstanding under the Company's Incentive Stock Option Plan, as amended June 4, 1999, the Company's Stock Incentive Plan and the Non-employee Directors' Stock Plan, as amended August 30, 2001, and each other plan or Contract (as defined in Section 3.2(a)) of any nature with any Person pursuant to which any stock, option, warrant, or other right to purchase or acquire capital stock of the Company or right to payment based on the value of Company capital stock has been granted or issued, but in any case excluding the Company's Employee Stock Purchase Plan (collectively, the "Company Stock Option Plans") shall be treated as set forth in Section 6.7(a). Rights outstanding under the Company's Employee Stock Purchase Plan (the "Company Purchase Plan") shall be treated as set forth in Section 6.7(d).

                  (e) At the Effective Time, all Company Warrants (as defined in
Section 3.2(d)) outstanding as of such time shall be cancelled in exchange for a single lump sum cash payment to be paid by the Surviving Company as soon as practicable following the Closing to the holder of such Company Warrant upon receipt by Parent of a release or other documentation by the holder of such Company Warrant reasonably satisfactory to Parent relinquishing any right or benefit under the terms of the Company Warrant or any obligation on the part of Parent, Merger Sub or Company after the Effective Time (the "Company Warrantholder Release") equal to the product of (i) the number of shares of Company Common Stock subject to such Company Warrant and (ii) the excess, if any, of the Merger Consideration for a share of Company Common Stock at the Effective Time over the exercise price per share of such Company Warrant. The Company shall use its reasonable best efforts to obtain the Company Warrantholder Release promptly after the date hereof and, in any event, prior to the expiration of the Offer.

                  (f) The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

            Section 2.7 Exchange of Certificates.

                  (a) Prior to the Effective Time, Parent shall designate an agent reasonably acceptable to the Company to act as agent for the holders of the Shares (other than the Shares held by Parent, Merger Sub, the Company or any of their Subsidiaries) in connection with the Merger (the "Paying Agent") to receive in trust, the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.6(a). At the Effective Time, Parent shall deposit the Merger Consideration with the Paying Agent. The Merger Consideration shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation. If for any reason (including losses) the funds held by the Paying Agent are inadequate to pay the amounts to which the Shareholders shall be entitled under Section 2.6(a), Parent and the Surviving Corporation shall be liable for the payment thereof.

                  (b) As promptly as practicable after the Effective Time, Parent and the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates" or individually, a "Certificate"), whose Shares were converted pursuant to Section 2.6(a) into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon proper delivery of the Certificate to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and instructions for effecting the surrender of a Certificate in exchange for the Merger Consideration for the Shares. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and any other required documents, the holder of such Certificate shall receive promptly in exchange therefor the Merger Consideration for each Share formerly evidenced thereby, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of a Certificate. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall (i) have paid any transfer and other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or (ii) have established to the satisfaction of the Surviving Corporation that such Taxes have been paid or that payment of Taxes is not applicable. Until surrendered as contemplated by this Section 2.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration for each Share in cash as contemplated by Section 2.6.

                  (c) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no transfers on the stock transfer books of the Company of the Shares which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Legal Requirements. If, after the Effective Time, Certificates are presented to the Paying Agent or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

                  (d) At any time following the six (6) month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent, and holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided, that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Shares represented by the Certificate claimed to have been lost, stolen or destroyed.

                  (f) Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Offer Price or the Merger Consideration payable to a holder of Shares pursuant to the Offer or the Merger any or all such amounts as are required to be deducted and withheld under the Code (and the regulations promulgated thereunder), and/or any applicable provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares to which such consideration would otherwise have been paid.

            Section 2.8 Shareholders' Meeting.

                  (a) Following the purchase of the Shares pursuant to the Offer, if required by applicable Legal Requirements in order to consummate the Merger,

                        (i) the Company, acting through its Board of Directors, shall, in accordance with applicable Legal Requirements, duly call, give notice of, convene and hold a special meeting of its shareholders (the "Company Shareholders' Meeting") and submit this Agreement to a vote of the Company's shareholders;

                        (ii) the Company shall prepare a preliminary proxy statement (the "Preliminary Statement") relating to the Merger and this Agreement which shall comply as to form with all applicable Legal Requirements and which shall include all information concerning the Company, Parent and Merger Sub required to be set forth therein pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the applicable rules and regulations thereunder (the "1934 Act Rules", the 1934 Act Rules together with the 1934 Act, the "Exchange Act");

                        (iii) the Company shall, subject to review of the Preliminary Statement by the SEC and notification (either orally or in writing) to the Company that the SEC has no further comments relating to such Preliminary Statement, distribute to the Company's shareholders a letter to shareholders, notice of meeting, proxy statement and form of proxy in connection with the Merger (collectively, including any amendments or supplements thereto, the "Proxy Statement");

                        (iv) the Company shall file a definitive form of the Proxy Statement, which shall reflect compliance with or resolution of the comments and requests in accordance with the Exchange Act from the SEC as the Company and Parent shall deem appropriate;

                        (v) the Company shall distribute the definitive Proxy Statement to the Company's shareholders in accordance with applicable Legal Requirements; and

                        (vi) subject to Section 6.1(e), the Company shall take all such other reasonable action necessary or appropriate to obtain the lawful approval of this Agreement by the Company's shareholders including soliciting from holders of Shares proxies in favor of the adoption and approval of this Agreement, the Merger and the transactions contemplated hereby.

                  (b) Parent and Merger Sub shall furnish to the Company all information concerning Parent, Merger Sub and their affiliates required by the Exchange Act or as otherwise required by the SEC to be set forth in the Proxy Statement.

                  (c) Each of the Company and Parent shall consult and confer with the other and the other's counsel regarding the Preliminary Statement and the Proxy Statement and each shall have the opportunity to comment on the Preliminary Statement and the Proxy Statement and any amendments and supplements thereto before the Preliminary Statement and the Proxy Statement, and any amendments or supplements thereto, are filed with the SEC or mailed to the Company's shareholders. Each of the Company and Parent will provide to the other copies of all correspondence between it (or its advisors) and the SEC relating to the Preliminary Statement and the Proxy Statement.

                  (d) Parent will vote, or cause to be voted, all Shares acquired by Parent, Merger Sub or any other Subsidiary of Parent in favor of the Merger and the approval of this Agreement.

                  (e) Notwithstanding the provisions of Sections 2.8 (a) and
(b), in the event that Parent, Merger Sub and any other Subsidiaries of Parent shall acquire in the aggregate at least 80% of the outstanding shares of each class of capital stock of the Company pursuant to the Offer or otherwise, the parties hereto shall, subject to Article VII hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's shareholders, in accordance with Sections 607.0704 and 607.1104 of Florida Law.

            Section 2.9 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

            Section 2.10 Dissenting Shares. Pursuant to Section 607.1302(4) of Florida Law, no shareholder of the Company shall be entitled to exercise dissenters' rights under Sections 607.1301-607.1302 and 607.1320 of Florida Law as a result of the transactions contemplated by this Agreement, including the Merger.

                                  Article III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by the Company to Parent, dated as of the date hereof, and certified by a duly authorized officer of the Company (the "Company Disclosure Letter") (it being agreed that disclosure of any item under a Section of this
Article III in the Company Disclosure Letter shall be deemed disclosure with respect to other Sections of this Article III if the applicability of such item to any other Section is reasonably apparent from the face of the Company Disclosure Letter), and except as disclosed in the Company SEC Reports (to the extent that a disclosure is reasonably apparent from the face of an item in the Company SEC Report), as follows:

            Section 3.1 Organization; Standing; Charter Documents; Subsidiaries.

                  (a) Organization; Standing. The Company and each of its Subsidiaries (as defined below) is a corporation or other organization duly organized, validly existing and in good standing or with active status under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or with active status would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 9.3(c)) on the Company, and is duly qualified and in good standing or with active status to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be good standing or with active status would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, "Subsidiary", when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                  (b) Charter Documents. The Company has delivered or made available to Parent: (i) a true and correct copy of the articles of incorporation (including any certificate of designations) and bylaws of the Company, each as amended to date (collectively, the "Company Charter Documents") and (ii) the articles of incorporation and bylaws, or like organizational documents, of each of its Subsidiaries, each as amended to date (collectively, "Subsidiary Charter Documents"), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.

                  (c) Subsidiaries. Section 3.1(c) of the Company Disclosure Letter sets forth a list of all the Subsidiaries of the Company. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, "Liens"), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws.

            Section 3.2 Capital Structure.

                  (a) Capital Stock. The authorized capital stock of the Company consists of: (i) 30,000,000 shares of Company Common Stock and (ii) 2,000,000 shares of preferred stock, par value $10.00 per share (the "Company Preferred Stock"). As of the date hereof: (i) 17,354,040 shares of Company Common Stock are issued and outstanding and (ii) no shares of the Company Preferred Stock are issued and outstanding. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

                  (b) Stock Options. As of the date hereof, 3,808,682 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company Stock Option Plans (equity or other equity-based awards, whether payable in cash, shares or otherwise granted under or pursuant to the Company Stock Option Plans are referred to in this Agreement as "Company Options"). Section 3.2(b) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each outstanding Company Stock Option and (a) the name and location of the holder of such Company Option, (b) the number and type of shares of Company Common Stock subject to such Company Option, (c) the exercise price of such Company Option, (4) the date on which such Company Option was granted, (d) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable, and (e) the date on which such Company Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. No more than 24,250 shares of Company Common Stock will be issued under the Company Employee Stock Purchase Plan with respect to the offering period terminated as of the date hereof pursuant to Section 6.7(d).

                  (c) Voting Debt. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote ("Voting Debt") is issued or outstanding as of the date hereof.

                  (d) Other Securities. As of the date hereof, 165,000 shares of Company Common Stock are subject to issuance pursuant to outstanding warrants (the "Company Warrants"). Except as otherwise set forth in this Section 3.2, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable material Contracts. For purposes of this Agreement, "Legal Requirements" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

            Section 3.3 Authority; Non-Contravention; Necessary Consents.

                  (a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer and the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's shareholders and the filing of the Articles of Merger pursuant to Florida Law. The affirmative vote of the holders of record of not less than a majority of all votes entitled to be cast by the holders of the outstanding shares of Company Common Stock to approve and adopt this Agreement and approve the Merger is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby (the "Company Shareholders' Approval"). This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (b) Non-Contravention. The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company will not: (i) conflict with or violate the Company Charter Documents or any Subsidiary Charter Documents, (ii) subject to obtaining the Company Shareholders' Approval and compliance with the requirements set forth in Section 3.3(c), conflict with or violate any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the material properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract (as defined in Section 3.14 except in the case of clauses (ii) and (iii) above, for any conflict, violation, breach, violation, impairment, alteration, termination, amendment, acceleration, cancellation or creation that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Section 3.3(b) of the Company Disclosure Letter lists all consents, waivers and approvals under any of the Company's or any of its Subsidiaries' Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, except those the failure of which to be obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the Secretary of State of the State of Florida and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) the filing of (A) the Proxy Statement with the SEC in accordance with Exchange Act, if approval of the Company's shareholders is required by Florida Law and (B) the filing of the Schedule TO and (C) the filing of the Schedule 14D-9, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iv) the consents listed on Section 3.3(c) of the Company Disclosure Letter, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or "blue sky" laws and the securities laws of any foreign country and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or Parent or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (v) are referred to herein as the "Necessary Consents".

            Section 3.4 SEC Filings; Financial Statements.

                  (a) SEC Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 1998. The Company has delivered or made available to Parent all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC to the extent such documents are not available on the SEC's Electronic Data, Gathering, Analysis and Retrieval system ("EDGAR"). All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof), as amended, are referred to herein as the "Company SEC Reports". As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and
(ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed Company SEC Report. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated. The balance sheet of the Company contained in the Company SEC Reports as of June 30, 2002 is hereinafter referred to as the "Company Balance Sheet". Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

            Section 3.5 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company and each of its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and, since such date, there has not been (a) an event or development which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or (b) any event or development which, individually or in the aggregate, would reasonably be expected to prevent or materially delay the performance of this Agreement by the Company.

            Section 3.6 Taxes. For the purposes of this Agreement, the term "Tax" or, collectively, "Taxes", shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other Person and including any liability for taxes of a predecessor entity. The Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its Subsidiaries is or has been a member, (i) have filed all material federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes ("Tax Returns") required to be filed by any of them in the manner prescribed by law, which Tax Returns are true, complete and correct and have been prepared in accordance with applicable laws, except to the extent any failures to file or failures to be true, correct, or accurate would not, individually or in the aggregate, have a Material Adverse Effect on the Company,
(ii) have timely paid all Taxes required to be paid by them and have provided adequate reserves in their financial statements according to GAAP for any Taxes for taxable periods (or portions thereof) ending on or prior to the Closing Date that have not been paid, whether or not shown as being due on any Tax Returns, except to the extent that any failures to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on the Company and (iii) have complied in all respects with all rules and regulations relating to the withholding of Taxes, except for failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No claim for unpaid Taxes has become a lien or encumbrance of any kind against the assets of the Company or any of its Subsidiaries except for statutory liens for Taxes not yet due and payable. There are no pending or threatened audits, examinations, investigations, deficiencies, claims or other proceedings (whether judicial or administrative) in respect of Taxes relating to the Company or any of its Subsidiaries. No written waiver of any statute of limitations relating to the Company or to any of its Subsidiaries has been given and is in effect. Neither the Company nor any of its Subsidiaries has ever filed any consent agreement under Section 341(f) of the Code. No jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return has made a claim (or provided notice) that the Company or any of its Subsidiaries as the case may be, is required to file a Tax Return for such jurisdiction. Neither the Company nor any of its Subsidiaries is a party to any tax sharing agreement or tax indemnity agreement under which it could be liable for Taxes payable to a Governmental Entity or payments with respect to Taxes payable to a third party. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person other than the Company or one of its Subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or (ii) as a transferee or successor. Neither the Company nor any of its Subsidiaries has been either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder) with the Merger.

            Section 3.7 Intellectual Property.

                  (a) As used herein, the term "Intellectual Property" means all trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with goodwill, registrations and applications relating to the foregoing; patents, copyrights (including registrations and applications for any of the foregoing) and the content and information contained on any Web site; computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing (collectively, "Software"); confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (such confidential items, collectively "Trade Secrets") held for use or used in the business of the Company or its Subsidiaries as conducted as of the Closing Date and any licenses to use any of the foregoing.

                  (b) Except as would not have a Material Adverse Effect on the
Company:

                        (i) the Company or its Subsidiaries own or have the right to use all Intellectual Property, free and clear of all liens or other encumbrances;

                        (ii) any Intellectual Property owned or used by the Company or its Subsidiaries has been duly maintained, is valid and subsisting, in full force and effect and have been properly maintained or where necessary renewed;

                        (iii) the Company and its Subsidiaries have not received written notice from any third party regarding any actual or potential infringement or misappropriation by the Company or its Subsidiaries of any intellectual property of such third party, and the Company has no Knowledge of any basis for such a claim against the Company or its Subsidiaries;

                        (iv) the Company and its Subsidiaries have not received written notice from any third party regarding any assertion or claim challenging the validity of any Intellectual Property owned or used by the Company or its Subsidiaries and the Company has no Knowledge of any basis for such a claim;

                        (v) no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company or its Subsidiaries;

                        (vi) the agreements granting or obtaining any right to use or practice any rights under any Intellectual Property, to which the Company or its Subsidiaries are a party or otherwise bound, as licensee or licensor thereunder, including, without limitation, license agreements, settlement agreements and covenants not to sue (collectively, the "License Agreements") are valid and binding obligations of the Company or its Subsidiaries, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute a default by the Company or its Subsidiaries or, to the Knowledge of the Company, the other party thereto, under any such License Agreement;

                        (vii) the Company and its Subsidiaries take reasonable measures to protect the confidentiality of Trade Secrets. To the Knowledge of the Company, no Trade Secret of the Company or its Subsidiaries has been disclosed or authorized to be disclosed to any third party other than pursuant to a written nondisclosure agreement that adequately protects the Company and its applicable Subsidiaries' proprietary interests in and to such Trade Secrets;

                        (viii) the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company or its Subsidiaries rights to own, use, or to bring any action for the infringement of, any Intellectual Property, nor will such consummation require the consent of any third party in respect of any Intellectual Property; and

                        (ix) to the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not result in: (A) the granting by Company or its Subsidiaries of any rights or licenses to any Intellectual Property of Company or its Subsidiaries, to any third party (including a covenant not to sue with respect to any Intellectual Property of Company or its Subsidiaries); or (B) Parent or any of its Subsidiaries (other than the Company) being bound by any material non-compete or other material restriction on the operation of any business of the Parent or its Subsidiaries.

            Section 3.8 Compliance; Permits.

                  (a) Compliance. Except with respect to Taxes and Environmental Laws (which are the subject of Sections 3.6 and 3.13, respectively), neither the Company nor any of its Subsidiaries is in conflict with, or in default or in violation of any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is, or the Company believes is reasonably likely to be, bound or affected, except, in each case, or in the aggregate, for conflicts, violations and defaults that would not have a Material Adverse Effect on the Company. As of the date hereof, no material investigation or review by any Governmental Entity is pending or, to the Knowledge of the Company, has been threatened in a writing delivered to the Company or any of its Subsidiaries, against the Company or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of the Company or any of its Subsidiaries, any acquisition of material property by the Company or any of its Subsidiaries or the conduct of business by the Company and its Subsidiaries as currently conducted.

                  (b) Permits. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities ("Permits") that are required for the operation of the business of the Company, as currently conducted, the failure to hold which would reasonably be expected to have a Material Adverse Effect on the Company (collectively, the "Company Permits"). As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

            Section 3.9 Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is subject to any outstanding and unsatisfied judgment, writ, order, decree or arbitration ruling, award or finding.

            Section 3.10 Brokers' and Finders' Fees. Except for fees payable to Wachovia Securities, Inc. pursuant to an engagement letter dated October 19, 1999, a copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

            Section 3.11 Transactions With Affiliates. Except as set forth in the Company SEC Reports, since the date of the Company's last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

            Section 3.12 Employee Benefit Plans; ERISA; Employees.

                  (a) Section 3.12(a) of the Company Disclosure Letter contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company or any of its Subsidiaries would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any current or former employee or director of the Company, or any of its Subsidiaries or any ERISA Affiliate, whether formal or informal and whether legally binding or not (the "Plans"). Section 3.12(a) of the Company Disclosure Letter identifies each of the Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"). None of the Company, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of the Company, any of its Subsidiaries or any ERISA Affiliate.

                  (b) With respect to each of the Plans, the Company has heretofore delivered to the Parent true and complete copies of each of the following documents, as applicable:

                        (i) a copy of the Plan (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing;

                        (ii) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

                        (iii) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement;

                        (iv) a copy of the most recent Summary Plan Description, together with all Summary of Material Modifications issued with respect to such Summary Plan Description, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

                        (v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

                        (vi) all contracts relating to the Plans with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

                        (vii) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). ----

                  (c) No liability under Title IV of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate since the Effective Date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company, or any of its Subsidiaries or any ERISA Affiliate of incurring any liability under such Title, other than liability for premiums due to the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been or will be made when due.

                  (d) No Plan is subject to Title IV of ERISA.

                  (e) None of the Company, any of its Subsidiaries, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor to the Company's Knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code.

                  (f) All contributions and premiums required to be paid under the terms of each of the ERISA Plans have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Company or its Subsidiaries.

                  (g) No Plan is a "multi-employer pension plan," as such term is defined in Section 3(37) of ERISA.

                  (h) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

                  (i) Each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified. The Company has applied for and received a currently effective determination letter from the IRS stating that it is so qualified, and, to the Knowledge of the Company, no event has occurred which would affect such qualified status.

                  (j) Any fund established under an ERISA Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has so satisfied such requirements.

                  (k) No amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code.

                  (l) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable laws, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

                  (m) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event,
(i) entitle any current or former employee, officer, director or consultant of the Company, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of, or otherwise enhance, any benefit due to any such employee, officer, director or consultant. No agreement, arrangement or understanding has been entered into by or on behalf of the Company or any of its Subsidiaries, on the one hand, and any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries in contemplation of the negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby or any other transaction involving a direct or indirect sale of control of the Company, in each case that would entitle any such current or former employee, officer, director or consultant of the Company or any of its Subsidiaries to any payment or compensation (in the form of a severance payment, non-compete payment, change in control bonus, stay bonus, unemployment benefit or otherwise) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

                  (n) There are no pending or, to the Company's Knowledge, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

                  (o) No employee of the Company is covered by a collective bargaining agreement and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. As of the date of this Agreement, there is no material labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries. As of the date of this Agreement, none of the Company, any of its Subsidiaries or any of their respective representatives or employees has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, and there is no material charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

            Section 3.13 Environmental Matters.

                  (a) The Company is in compliance with all applicable Environmental Laws, holds all permits and authorizations required under such laws ("Environmental Permits") and complies with their terms and conditions, except where the failure to be in compliance or hold such Environmental Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has not received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company is not in such compliance. No proceeding is pending, or to the Company's Knowledge threatened, to revoke, suspend, fail to renew, or materially change the terms of any Environmental Permit held by the Company.

                  (b) There is no Environmental Claim pending or, to the Company's Knowledge, threatened against the Company or, to the Company's Knowledge, against any Person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

                  (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the presence, release, emission, discharge or disposal of any Hazardous Material at any property currently or formerly owned or operated by the Company or at any other location as a result of the Company's operations, that could form the basis of any Environmental Claim against the Company or, to the Company's Knowledge, against any Person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law, except as would not have a Material Adverse Effect on the Company.

                  (d) The Company has made available to Parent copies of all material investigations, audits, reports, and test results in its possession concerning the Company's compliance with or liability pursuant to applicable Environmental Laws or the presence of Hazardous Material at any property currently or formerly owned or operated by the Company.

                  (e) For purposes of this Agreement, "Environmental Claim" shall mean, with respect to any Person, any written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment of any Hazardous Material at any location, whether or not owned or operated by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; "Environmental Laws" shall mean all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials; and "Hazardous Materials" shall mean any substance that has been designated pursuant to Environmental Law as radioactive, toxic, hazardous or otherwise a danger to human health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances designated as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the Resource Conservation and Recovery Act.

            Section 3.14 Contracts.

                  (a) Material Contracts. For purposes of this Agreement, "Company Material Contract" shall mean:

                        (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

                        (ii) any Contract containing any covenant: (A) limiting the right of the Company or its Subsidiaries to engage in any material line of business, make use of any material Intellectual Property (via License Agreement or otherwise) or compete with any Person in any material line of business, (B) granting any exclusive distribution or supply rights, or (C) otherwise having an adverse effect on the right of the Company and its Subsidiaries to sell, distribute or manufacture any material products or services or to purchase or otherwise obtain any material software, components, parts or subassemblies; and

                        (iii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, "Contract" shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

                  (b) Schedule. Section 3.14(b) of the Company Disclosure Letter sets forth a list of all the Company Material Contracts to which the Company or one of its Subsidiaries is a party or is bound by as of the date hereof which are described in Sections 3.14(a)(i) through 3.14(a)(iii) hereof.

                  (c) No Breach. All the Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

            Section 3.15 Government Contracts.

                  (a) With respect to each Government Contract to which the Company or any of its Subsidiaries is a party or Bid: (i) the Company or its Subsidiary that is a party to such Government Contract (as defined in Section 3.15(d)) or Bid (as defined in Section 3.15(d)) has complied with all material terms and conditions and all applicable requirements of statute, rule, regulation, order or agreement, whether incorporated expressly, by reference or by operation of law; (ii) all representations and certifications were current, accurate and complete in all material respects when made, and the Company has complied with all such representations and certifications; (iii) no allegation has been made, either orally or in writing, that the Company or its Subsidiary that is a party to such Government Contract or Bid is in breach or violation of any statutory, regulatory or contractual requirement; (iv) no termination for convenience, termination for default, cure notice or show cause notice has been issued and received by the Company; (v) no cost incurred by the Company or one of its Subsidiaries or one of their respective subcontractors has been questioned or disallowed; and (vi) no money due to the Company or one of its Subsidiaries has been (or has threatened to be) withheld or set off.

                  (b) Neither the Company, any of its Subsidiaries or any of their current or, to the Company's Knowledge former employees is (or for the last three years has been) (i) under administrative, civil or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or Bid, or (ii) suspended or debarred from doing business with the U.S. Government or any state or local government or declared nonresponsible or ineligible for government contracting. Neither the Company nor any of its Subsidiaries has made a voluntary disclosure to any U.S. Government, state or local government entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid. The Company does not have Knowledge of any circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company or one of its Subsidiaries or any of the current employees in the future.

                  (c) Neither the U.S. Government, any state or local government nor any prime contractor, subcontractor or vendor has asserted any claim or initiated any dispute proceeding against the Company or any of its Subsidiaries or one of their current employees, nor has the Company or one of its Subsidiaries asserted any claim or initiated any dispute proceeding, directly or indirectly, against any such party, concerning any Government Contract or Bid. The Company has no Knowledge of any facts upon which such a claim or dispute proceeding may be based.

                  (d) For purposes of this Section 3.15, the following terms shall have the meanings set forth below:

                        (i) "Bid" means any quotation, bid or proposal by the Company or any of its Subsidiaries which, if accepted or awarded, would lead to a contract with the U.S. Government or any other entity, including a prime contractor or a higher tier subcontractor to the U.S. Government, for the design, manufacture or sale of products or the provision of services by the Company or one of its Subsidiaries.

                        (ii) "Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, Bid, change order, arrangement or other commitment of any kind relating to the business of the Company or one of its Subsidiaries between the Company or one of its Subsidiaries and (i) the U.S. Government, (ii) any prime contractor to the U.S. Government or (iii) any subcontractor with respect to any contract described in clause (i) or (ii).

                        (iii) "U.S. Government" means the United States government including any and all agencies, commissions, branches, instrumentalities and departments thereof.

            Section 3.16 Disclosure. Neither the Proxy Statement, the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents will, at the respective times the Proxy Statement, the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to the Company's shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 14D-9, will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub which is contained in any of the foregoing documents, or which Parent or Acquisition failed to supply.

            Section 3.17 Fairness Opinion. The Company's Board of Directors has received a written opinion from Wachovia Securities, Inc. ("Wachovia"), dated as of October 21, 2002, to the effect that, as of such date, the cash consideration to be received by the Company's shareholders in the Offer and the Merger is fair from a financial point of view to such shareholders, and has delivered to Parent a copy of such opinion. The

Company has been authorized by Wachovia to permit the inclusion of such opinion in its entirety in the Offer Documents, the Schedule 14D-9 and the Proxy Statement.

            Section 3.18 Takeover Statutes. The Board of Directors of the Company has taken all actions so that the restrictions contained in Sections
607.0901 and 607.0902 of the Florida Law applicable to Parent, and any other similar Legal Requirement, will not apply to Parent during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Offer and the Merger and the other transactions contemplated hereby.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND MERGER SUB

      Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Parent and Merger Sub to the Company, dated as of the date hereof, and certified by a duly authorized officer of each of Parent and Merger Sub (the "Parent Disclosure Letter") (it being agreed that disclosure of any item under a Section of this Article IV in the Parent Disclosure Letter shall be deemed disclosure with respect to other Sections of this Article IV if the applicability of such item to any other Section is reasonably apparent from the face of the Parent Disclosure Letter), and except as disclosed in the Parent SEC Reports (to the extent that a disclosure is reasonably apparent from the face of an item in the Parent SEC Report), as follows:

            Section 4.1 Organization; Standing; Charter Documents; Subsidiaries.

                  (a) Organization; Standing and Power. Parent and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on Parent, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

                  (b) Charter Documents. Parent has delivered or made available to the Company (i) a true and correct copy of the Certificate of Incorporation (including any Certificate of Designations) and Bylaws of Parent, each as amended to date (collectively, the "Parent Charter Documents") and (ii) the Subsidiary Charter Documents of each of its Subsidiaries, and each such instrument is in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.

                  (c) Subsidiaries. Section 4.1(c) of the Parent Disclosure Letter sets forth a list of all the Subsidiaries of Parent. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Parent, free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws, except in the case of a Subsidiary, as would not reasonably be expected to have a Material Adverse Effect on Parent or a Material Adverse Effect on such Subsidiary. Except as contemplated by this Agreement, Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement.

            Section 4.2 Authority; Non-Contravention; Necessary Consents.

                  (a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer or the Merger and the other transactions contemplated hereby, subject to the filing of the Articles of Merger pursuant to Florida Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (b) Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Sub does not, and performance of this Agreement by Parent will not: (i) conflict with or violate the Parent Charter Documents, the Articles of Incorporation or Bylaws of Merger Sub or any other Subsidiary Charter Documents of any Subsidiary of Parent, (ii) conflict with or violate any material Legal Requirement applicable to Parent, Merger Sub or any of Parent's other Subsidiaries or by which Parent, Merger Sub or any of Parent's other Subsidiaries or any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, amendment, acceleration under or cancellation of, Parent's Credit Agreement (assuming the receipt of an appropriate amendment to Parent's Credit Agreement or the receipt of an appropriate consent from the lenders under Parent's Credit Agreement to permit Parent to draw down funds under Parent's Credit Agreement to pay for the Shares that Merger Sub becomes obligated to accept for payment and pay for pursuant to the Offer and to pay the aggregate Merger Consideration pursuant to the Merger), except, in the case of clauses (ii) and (iii) above, for any conflict, violation, breach, violation, impairment, alteration, termination, amendment, acceleration, cancellation or creation that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. For purposes of this Agreement, "Parent's Credit Agreement" shall mean the Credit Agreement, dated as of September 28, 2001, by and among Parent, as borrower, the lenders who are or may become a party to such Credit Agreement, as lenders, First Union National Bank, a national banking association, as administrative agent for the lenders, TD Securities (USA) Inc., as syndication agent and Mellon Bank, N.A., as documentation agent.

                  (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, Merger Sub or the Company or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

            Section 4.3 Brokers' and Finders' Fees. Except for fees payable to Bear Stearns Inc., Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

            Section 4.4 Disclosure. None of the information supplied by Parent or Merger Sub for inclusion in the Preliminary Statement, the Proxy Statement or the Schedule 14D-9 will, at the date mailed to the Company's shareholders and at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Preliminary Statement and the Proxy Statement or necessary in order to make the statements in the Preliminary Statement and the Proxy Statement, in light of the circumstances under which they are made, not misleading. The Schedule TO, the Offer Documents and any information supplied by Parent or Merger Sub for inclusion in the Schedule 14D-9 will not, at the respective times the Schedule TO, the Offer Documents, the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to the Company's shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Schedule TO will, when filed by Parent with the SEC, comply as to form in all material aspects with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Company, which is contained in any of the foregoing documents, or which the Company failed to supply.

            Section 4.5 Sufficient Funds. Parent and Merger Sub will have sufficient cash available to pay for the Shares that Merger Sub becomes obligated to accept for payment and pay for pursuant to the Offer and to pay the aggregate Merger Consideration pursuant to the Merger.

                                    ARTICLE V

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

            Section 5.1 Conduct of Business by the Company.

                  (a) Ordinary Course. During the period from the date hereof and continuing until the earlier of (x) the termination of this Agreement pursuant to its terms, (y) the Effective Time or (z) such time the designees of Parent shall constitute a majority of the Company's Board of Directors, the Company shall, and shall cause each of its Subsidiaries to, except as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of the Company Key Employees, and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

                  (b) Required Consent. In addition, without limiting the generality of Section 5.1(a), except as permitted by the terms of this Agreement, and except as provided in Article V of the Company Disclosure Letter or as reflected in the Company's budget as previously delivered to Parent, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do, and shall not permit its Subsidiaries to do, any of the following:

                        (i) Enter into any new line of business material to it and its Subsidiaries taken as a whole;

                        (ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock (other than dividends or distributions paid by wholly-owned Subsidiaries of the Company to the Company or to other wholly-owned Subsidiaries of the Company);

                        (iii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

                        (iv) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than issuances of Company Common Stock upon the exercise of Company Options existing on the date hereof in accordance with their present terms (including cashless exercises);

                        (v) Cause, permit or propose any amendments to its Charter Documents or any of the Subsidiary Charter Documents of its Subsidiaries;

                        (vi) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, other than acquisitions of inventory and other assets in the ordinary course of business consistent with past practices;

                        (vii) Enter into any joint ventures, strategic partnerships or alliances that are material to any of its divisions or business units if such entry would (A) present a material risk of delaying the Merger or make it more difficult to obtain any Necessary Consent or (B) require a consent of the other party thereto to consummate the Merger;

                        (viii) Sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any material property or assets of the Company or any of its Subsidiaries, except (A) sales, pledges, dispositions, transfers, leases, licenses or encumbrances pursuant to existing Contracts which have been made available to Parent prior to the date hereof, or (B) sales or dispositions of inventory and other tangible current assets in the ordinary course of business consistent with past practices;

                        (ix) Make any loans, advances or capital contributions to, or investments in, any other Person, other than loans or investments by the Company or one of its Subsidiaries to or in the Company or one of its wholly-owned Subsidiaries;

                        (x) Except as required by GAAP or the SEC as concurred in by its independent auditors, make any material change in its methods or principles of accounting;

                        (xi)  Make or change any material Tax election;

                        (xii) Settle any material claim (including any Tax claim), action or proceeding involving money damages, except (A) in the ordinary course of business consistent with past practice or (B) to the extent subject to reserves existing as of the date hereof in accordance with GAAP;

                        (xiii) Except as required by Legal Requirements or Contracts currently binding on the Company or its Subsidiaries, (1) increase in any manner the amount of compensation or fringe benefits of, pay any bonus to or grant severance or termination pay to, any executive officer or director of the Company or key employee of the Company or any Subsidiary, division or business unit of the Company (collectively, "Company Key Employees") or materially increase the foregoing with respect to employees of the Company and its Subsidiaries generally, (2) make any increase in, or commitment to increase, any Company Benefit Plan (including any severance plan), adopt or amend, or make any commitment to adopt or amend, any Company Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options or restricted stock, or reprice any Company Options or authorize cash payments in exchange for any Company Options, (4) enter into any employment, severance, termination or indemnification agreement with any Company employee, (5) make any material oral or written representation or commitment with respect to any material aspect of any Company Benefit Plan that is not materially in accordance with the existing written terms and provision of such Company Benefit Plan, (6) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) (each, a "SAR") to any Person (including any Company Employee), or (7) enter into any agreement with any Company employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby;

                        (xiv) Subject Parent or the Surviving Corporation or any of their respective Subsidiaries to any non-compete or other material restriction on any of their respective businesses following the Closing;

                        (xv) Enter into any agreement or commitment the effect of which would be to grant to a third party following the Merger any actual or potential right of license to any material Intellectual Property owned by Parent or any of its Subsidiaries;

                        (xvi) Enter into, modify or amend in a manner adverse in any material respect to such party, or terminate any Company Material Contract or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to such party, other than any modification, amendment or termination of any such Company Material Contract in the ordinary course of business consistent with past practice;

                        (xvii) (i) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of it, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of the Company) or enter into any arrangement having the economic effect of any of the foregoing (collectively, "Indebtedness"), except for Indebtedness for borrowed money under the Company's existing credit facilities or replacement credit facilities in an aggregate amount not materially larger than the Company's existing credit facilities, or (ii) make or authorize any capital expenditure materially in excess of the Company's budget as disclosed to Parent prior to the date hereof;

                        (xviii) Write up, write down or write off the book value of any assets other than in the ordinary course of business or otherwise not in excess of $2 million;

                        (xix) Take any action to render inapplicable, or to exempt any third party from any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, except to the extent that the Company would be permitted to effect a Change of Company Recommendation pursuant to Section 6.1(e); or

                        (xx) Agree in writing or otherwise to take any of the actions described in (i) through (xix) above.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

            Section 6.1 Acquisition Proposals.

                  (a) No Solicitation. After the execution of this Agreement and prior to the Effective Time, the Company agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors, advisors, agents, accountants, consultants, employees, investment bankers and legal counsel (collectively, "Representatives") shall directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 6.1(g)(i)), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 6.1(e)), or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or any transaction contemplated thereby. The Company shall immediately terminate, and shall cause each of its Subsidiaries and its and their Representatives to immediately terminate, all activities, discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to or contemplate the possibility of, an Acquisition Proposal. The Company shall promptly request that each person which has heretofore executed a confidentiality agreement with the

Company or any of its affiliates or Subsidiaries or any of its or their Representatives with respect to such Person's consideration of a possible Acquisition Proposal to promptly return or destroy (which destruction shall be certified in writing by such person to the Company) all confidential information heretofore furnished by the Company or any of its affiliates or Subsidiaries or any of its or their Representatives to such person or any of its affiliates or Subsidiaries or any of its or their Representatives.

                  (b)   Notification Of Unsolicited Acquisition Proposals.

                        (i) As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Parent as promptly as practicable oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

                        (ii)  The Company shall provide Parent with forty-eight
(48) hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to discuss or consider any Acquisition Proposal.

                  (c) Superior Offers. Notwithstanding anything to the contrary contained in Section 6.1(a), prior to the acceptance of a majority of the then outstanding Shares by Merger Sub in the Offer, in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that its Board of Directors has in good faith concluded (following consultation with its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer, it may then take the following actions (but only (A) if and to the extent that its Board of Directors concludes in good faith, following consultation with its outside legal counsel, that there is a reasonable possibility that the failure to do so would result in a breach of its fiduciary obligations under applicable Legal Requirements and
(B) after the Company has given written notice ("Superior Offer Notice") to Parent that expressly states (1) that it has received a bona fide, written Acquisition Proposal from a third party that the Company's Board of Directors has in good faith concluded (following consultation with its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer, (2) that the Company's Board of Directors has concluded in good faith, following consultation with its outside legal counsel, that there is a reasonable possibility that the failure to take such action would result in a breach of its fiduciary obligations under applicable Legal Requirements, (3) the identity of the third party making such

Acquisition Proposal and the material terms and conditions of such Acquisition Proposal, and (4) the nature of the action that the Company intends to take):

                        (i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (as defined in Section 6.2(a)) and (B) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

                        (ii) Engage in negotiations with the third party with respect to the Acquisition Proposal.

                  (d) For a period of not less than three (3) Business Days after Parent's receipt from the Company of each Superior Offer Notice, the Company shall, if requested by Parent, negotiate in good faith with Parent to revise this Agreement so that the Acquisition Proposal that constituted a Superior Offer no longer constitutes a Superior Offer.

                  (e) Changes of Recommendation. Neither the Company's Board of Directors nor any committee thereof shall withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to Parent, the Company Board of Director's recommendation that the shareholders of the Company accept the Offer, tender their Shares to Merger Sub thereunder and, if required by Legal Requirements, approve and adopt this Agreement and the Merger. Notwithstanding the foregoing, (A) in response to the receipt of a Superior Offer that has not been withdrawn and continues to constitute a Superior Offer after the Company's compliance with Section 6.1(d), the Board of Directors of the Company may withhold or withdraw its recommendation that the shareholders of the Company accept the Offer, tender their Shares to Merger Sub thereunder and, if required by Legal Requirements, approve and adopt this Agreement and the Merger, and, (B) in the case of a Superior Offer that is a tender or exchange offer made directly to its shareholders, may recommend that its shareholders accept the tender or exchange offer (any of the foregoing actions in (A) or (B), whether by a Board of Directors or a committee thereof, a "Change of Company Recommendation"), if in the case of (A) or (B) all of the following conditions in clauses (i) through (iv) are met:

                        (i) Merger Sub shall not yet have accepted a majority of the then outstanding Shares in the Offer;

                        (ii) It shall have (A) provided to Parent written notice which shall state expressly (1) that it has received a Superior Offer,
(2) the material terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, and (3) that it intends to effect a Change of Company Recommendation and the manner in which it intends to do so, and (B) provided to Parent a copy of all written materials delivered to the Person or group making the Superior Offer;

                        (iii) Its Board of Directors has concluded in good faith, after consultation with its outside legal counsel, that, in light of such Superior Offer, there is a reasonable possibility that failure of the Company Board of Directors to effect a Change of Company Recommendation would result in a breach of its fiduciary obligations to its shareholders under applicable Legal Requirements; and

                        (iv) It shall not have breached in any material respect any of the provisions set forth in this Section 6.1.

                  (f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors, in connection with a tender or exchange offer for the Company's outstanding securities by a third party, from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making any disclosure to the Company's shareholders if, the Company's Board of Directors has concluded in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with applicable Legal Requirements; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, the Company shall not effect a Change of Company Recommendation unless specifically permitted pursuant to the terms of Section 6.1(e).

                  (g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                        (i) "Acquisition Proposal", with respect to the Company, shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any Person or "group" (as defined under Section 13(d) of the Exchange Act) of more than a ten percent (10%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender or exchange offer that if consummated would result in any Person or group beneficially owning ten percent (10%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than ten percent (10%) of the assets of the Company (including its Subsidiaries taken as a whole), or
(C) any liquidation or dissolution of the Company; and

                        (ii) "Superior Offer," with respect to the Company, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender or exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company and as a result of which the shareholders of the Company immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of the Company has in good faith concluded (following consultation with its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable, from a financial point of view, to the Company's shareholders (in their capacities as shareholders) than the terms of the Offer and the Merger and is reasonably capable of being consummated.

            Section 6.2 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

                  (a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement dated April 24, 2002 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective Representatives to hold, any Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

                  (b) Access to Information. Each of the Company, Merger Sub and Parent will afford the other and the other's Representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as such other party may reasonably request, and, during such period, upon request by the other party hereto, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, and shall cause each of their respective Subsidiaries to, furnish promptly to the other party a copy of any report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws; provided, however, that any party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

                  (c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 6.2, Section 6.4 or Section 6.5 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto, the conditions to the obligations of the parties or the remedies available to any of the parties under this Agreement.

            Section 6.3 Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on, any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Offer, the Merger, and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Legal Requirements or any listing agreement with the NYSE, NASDAQ or any other applicable national or regional securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

            Section 6.4 Regulatory Filings; Reasonable Efforts.

                  (a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and, as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Offer and the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") as required by the HSR Act, (ii) any other filing necessary to obtain any Necessary Consent, (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.4(a) to comply in all material respects with all applicable Legal Requirements.

                  (b) Exchange of Information. Parent, Merger Sub and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 6.4(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that applicable Legal Requirements require such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

                  (c) Notification. Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Legal Requirement. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.4(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

                  (d) Reasonable Efforts. Each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the Offer Conditions and the conditions set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or other Legal Requirement is or becomes applicable to the Offer, the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to render inapplicable or minimize the effect of such takeover statute or other Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

                  (e) Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or the Company or any Subsidiary or affiliate thereof to take or agree to take any Action of Divestiture (as defined below). For purposes of this Agreement, an "Action of Divestiture" shall mean making proposals, executing or carrying out agreements or submitting to Legal Requirements providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets that are material to Parent, the Company or any of their respective Subsidiaries or the holding separate of the Company capital stock or imposing or seeking to impose any limitation on the ability of Parent, the Company or any of their respective Subsidiaries, to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of the Company's business.

            Section 6.5 Notification of Certain Matters.

                  (a) By the Company. The Company shall give prompt notice to Parent and Merger Sub of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

                  (b) By Parent. Parent and Merger Sub shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

            Section 6.6 Third-Party Consents. As soon as practicable following the date hereof, Parent and the Company will each use all reasonable efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries' respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

            Section 6.7 Equity Awards and Employee Benefits.

                  (a) Treatment of Stock Options. Each Company Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, effective as of the Effective Time, be cancelled in exchange for a single lump sum cash payment, to be paid by the Surviving Corporation as soon as practicable following the Closing upon its receipt of a release or other documentation by the holder of such Company Option reasonably satisfactory to the Parent and the Surviving Corporation, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option and (ii) the excess, if any, of the Merger Consideration for a share of Company Common Stock at the Effective Time over the exercise price per share of such Company Option (the aggregate amount payable under this Section 6.7(a), the "Option Consideration"). Prior to the expiration date of the Offer, the Company shall (i) obtain any required consents from holders of Company Options and (ii) take all actions necessary to give effect to the provisions of paragraph (a) of this Section 6.7.

                  (b) Waivers. The Company shall cause, within 10 Business Days following the date hereof, the individuals listed on Section 6.7(b) of the Company Disclosure Letter to waive such individuals' rights to payment made pursuant to Section 6.7(a) above, to the extent that such payment would be subject (in whole or part) to excise tax, as a result of section 4999 of the Code, to the extent necessary to make such payment not subject to such excise tax.

                  (c) Termination of Stock Option Plans. Except as otherwise agreed to by the parties, prior to the Effective Time, (i) the Company shall cause the Company Stock Option Plans to be terminated as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of Company Common Stock or any equity securities in any of the Subsidiaries to be deleted as of the Effective Time, and (ii) the Company shall take all action necessary to ensure that the payments or conversions into the right to receive cash set forth in
Section 6.7(a) extinguish all rights of participants under the Company Stock Option Plans and such plans, programs and arrangements to receive equity securities of the Company or any of its Subsidiaries and that following the Effective Time no such participant shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation, the Parent or any of their respective Subsidiaries.

                  (d) Termination of the Company Employee Stock Purchase Plans. The Company Purchase Plan shall be terminated on the date of this Agreement. The rights of participants in each the Company Purchase Plan with respect to the offering period currently underway under the Company Purchase Plan shall be determined by treating the last Business Day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the date hereof, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the Company Purchase Plan.

                  (e) Service Credit. Following the Effective Time, Parent will use all reasonable efforts to give employees of the Surviving Corporation or its Subsidiaries who were employees of Company or its Subsidiaries immediately prior to the Effective Time ("Continuing Employees") full credit for prior service with the Company or its Subsidiaries for purposes of eligibility and vesting under any employee benefit plan maintained by Parent or its Subsidiaries except where such crediting would (A) result in a duplication of benefits or (B) otherwise cause Parent or its Subsidiaries or any employee benefit plan maintained by Parent or its Subsidiaries to accrue or pay for benefits that relate to any time period prior to the Continuing Employee's participation in such plan.

                  (f) Employee Communications. With respect to matters described in this Agreement, the Company will consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its employees.

                  (g) The Company shall terminate any and all 401(k) plans of the Company, effective not later than the day immediately preceding the Closing Date. The Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of Company's Board of Directors (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Closing Date.

            Section 6.8 Indemnification.

                  (a) Indemnity. From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers immediately prior to the Effective Time (the "Indemnified Parties"), subject to applicable Legal Requirements. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by applicable Legal Requirements.

                  (b) Insurance. For a period of six years after the Effective Time, Parent shall cause, or shall cause the Surviving Corporation, to be maintained in effect for the benefit of the Company's current directors and officers liability insurance covering those persons who are covered by the Company's directors' and officers' liability insurance policy as of the date hereof on terms no less favorable to those applicable to the current directors and officers of the Company for a period of six (6) years; provided, however, that in no event will the Surviving Corporation be required to expend in excess of two hundred (200%) of the annual premium currently paid by the Company for such coverage (and to the extent annual premium would exceed two hundred (200%) of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such two hundred (200%) of such annual premium).

                  (c) Obligation. For six years after the Effective Time, Parent shall indemnify and hold harmless the Indemnified Parties to the fullest extent permitted under applicable Legal Requirements, with respect to all actions or omissions by them prior to the Effective Time in their capacities as officers or directors of the Company or any of its Subsidiaries (including with respect to all acts or omissions by them in their capacities as officers or directors of the Company or any of its Subsidiaries in connection with the adoption and approval of this Agreement and the transactions contemplated hereby). In the event any claim in respect of which indemnification is available pursuant to the foregoing provisions is asserted or made within such six-year period, all rights to indemnification shall continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are duly satisfied.

                  (d) Third-Party Beneficiaries. This Section 6.8 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and its successors and assigns. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 6.8.

            Section 6.9 Conveyance Taxes. Parent, Merger Sub and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration or other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. All such taxes will be paid by the party bearing the legal responsibility for such payment; provided, however, that, as between Parent and the Company, the Company shall pay on behalf of those Persons holding Company Common Stock immediately prior to the Effective Time any real estate transfer or similar Taxes payable by such Person in connection with Merger.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

            Section 7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

                  (a) Company Shareholders' Approval. The Company Shareholders' Approval shall have been obtained; provided that Parent may not assert this condition if it fails to vote all Shares held by it or Merger Sub in favor of the Merger and the Company may not assert this condition if it fails to comply with Section 2.8

                  (b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (which illegality or prohibition would have a material impact on Parent and its Subsidiaries, on a combined basis with the Company and its Subsidiaries, if the Merger were consummated notwithstanding such statute, rule, regulation, executive order, decree, injunction or other order).

                  (c) Purchase of Shares. Parent or Merger Sub shall have purchased Shares pursuant to the Offer, except that this condition shall not be a condition to Parent's and Merger Sub's obligation to effect the Merger if Parent or Merger Sub shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under this Agreement; and

                  (d) HSR Act. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

            Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the Company Shareholders' Approval is obtained:

                  (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

                  (b) By either the Company or Parent, if as a result of any of the Offer Conditions being incapable of being satisfied (i) Merger Sub shall have failed to commence the Offer within 30 days following the date of this Agreement or (ii) the Offer shall have expired without any Shares being purchased pursuant thereto; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement or the Offer has been the cause of, or resulted in, the failure of the Shares to have been purchased pursuant to the Offer;

                  (c) By either the Company or Parent, if the Offer has not been consummated on or before April 30, 2003 (the "End Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement or the Offer has been the cause of, or resulted in, the failure of the Offer to have been consummated by such date;

                  (d) by either the Company or Parent, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger, which order, decree, ruling or other action is final and nonappealable;

                  (e) by Parent, if a Company Triggering Event (as defined below in this Section 8.1) shall have occurred;

                  (f) by the Company, (i) if Merger Sub or Parent shall have materially breached any of their respective covenants, obligations or other agreements under this Agreement, or (ii) if the representations and warranties of Parent and Merger Sub set forth in this Agreement shall not be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the date of the Agreement and as of the expiration of the date of termination of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date) except where the failure to be so true and correct, individually or in the aggregate would not reasonably be expected to have, a Material Adverse Effect on the Parent; provided, further that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured by Parent or Merger Sub prior to or on the date which is 30 calendar days immediately following written notice by the Company to Parent of such breach or failure to perform; or

                  (g) by Parent, (i) if the Company shall have materially breached any of its respective covenants, obligations or other agreements under this Agreement, or (ii) if the representations and warranties of the Company set forth in this Agreement shall not be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the date of the Agreement and as of the expiration of the date of termination of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be so true and correct, individually or in the aggregate would not reasonably be expected to have, a Material Adverse Effect on the Company; provided, further that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured by the Company prior to or on the date which is 30 calendar days immediately following written notice by Parent to the Company of such breach or failure to perform.

      For the purposes of this Agreement, a "Company Triggering Event" shall be deemed to have occurred if: (i) a Change of Company Recommendation shall have occurred for any reason, (ii) the Company shall have failed to include in the Preliminary Proxy, the Proxy Statement or the Schedule 14D-9 the recommendation of its Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Merger and that the shareholders of the Company accept the Offer, tender their Shares to Merger Sub pursuant to the Offer, (iii) the Company Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger and that the shareholders of the Company accept the Offer, tender their Shares to Merger Sub pursuant to the Offer within three (3) calendar days after Parent requests in writing that such recommendation be reaffirmed, (iv) the Company Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, (v) a tender or exchange offer relating to the Company's securities shall have been commenced by a Person unaffiliated with Parent and (A) the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer or (B) such tender or exchange offer shall result in such Person beneficially owning fifty (50) percent or greater of the Company's outstanding equity securities, or (vi) any Person unaffiliated with Parent shall beneficially own twenty-five (25) percent or more of the Company's outstanding equity securities.

            Section 8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 6.2(a), this Section 8.2, Section 8.3 and
Article IX, each of which shall survive the termination of this Agreement and
(ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

            Section 8.3 Fees and Expenses.

                  (a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally any SEC filing fees and Parent shall pay the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 6.4(a).

                  (b)   Payments.

                        (i) Payment by the Company. In the event that this Agreement is terminated

                              (1)   by Parent or the Company pursuant to
      Sections 8.1(b) or 8.1(c), the Company shall pay Parent a fee equal to four million dollars ($4,000,000) in immediately available funds (the "Company Termination Fee"); provided, that (A) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, there has been public disclosure of an Acquisition Proposal with respect to the Company and (1) within nine (9) months following the termination of this Agreement an Acquisition (as defined in Section 8.3(b)(iv)) is consummated or (2) within nine (9) months following the termination of this Agreement the Company enters into an agreement providing for an Acquisition of the Company and an Acquisition is consummated within eighteen (18) months of the termination of this Agreement and (B) such payment shall be made promptly, but in no event later than two (2) Business Days after the consummation of such Acquisition.

                              (2) by Parent pursuant to 8.1(e), the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay Parent the Company Termination Fee.

                        (ii) Parent Expenses. In the event that (A) this Agreement is terminated by Parent or the Company, as applicable, pursuant to
Section 8.1(b) or 8.1(c) and following the date hereof and prior to the termination of this Agreement there has been public disclosure of an Acquisition Proposal with respect to the Company, or (B) this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay Parent promptly and from time to time (as applicable) an amount equal to Parent's documented or documentable out-of-pocket expenses (including attorneys', accountants' and financial advisors' fees and any fees incurred by Parent in connection with the filing of the Schedule TO or the Proxy Statement with the SEC and the filing of the Notification and Report Forms with the FTC and DOJ under the HSR Act and any premerger notification and reports forms under similar applicable Legal Requirements of other jurisdictions, in each case pursuant to Section 6.4(a)), but which amount shall in no event exceed one million dollars ($1,000,000).

                        (iii) Interest and Costs; Other Remedies. The Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 8.3(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this
Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

                        (iv)  Certain Definitions. For the purposes of this
Section 8.3(b) only, "Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than sixty percent (60%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the Company of assets representing in excess of forty percent (40%) of the aggregate fair market value of the Company's business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the Company or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of forty percent (40%) of the voting power of then outstanding shares of capital stock of the Company.

            Section 8.4 Amendment. Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Shareholders' Approval is obtained, provided, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further shareholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

            Section 8.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                   ARTICLE IX

                               GENERAL PROVISIONS

            Section 9.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

            Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  (a)   if to Parent or Merger Sub, to:

                        DRS Technologies, Inc.
                        5 Sylvan Way

                        Parsippany, New Jersey 07054
                        Attention:  Nina L. Dunn
                        Telephone No.: (973) 898-1500
                        Telecopy No.: (973) 898-0717

                        with copies to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        Four Times Square
                        New York, New York 10036
                        Attention:  Jeffrey W. Tindell
                        Telephone No.: (212) 735-3000
                        Telecopy No.: (212) 735-2000

                  (b)   if to the Company, to:

                        Paravant Inc.
                        89 Headquarters Plaza North, Suite 1421
                        Morristown, New Jersey 07960
                        Attention:  William R. Craven
                        Telephone No.: (973) 631-6190
                        Telecopy No.: (973) 993-1757

                        with copies to:

                        Holland & Knight LLP
                        200 South Orange Avenue
                        Suite 2600
                        Orlando, FL 32801
                        Attention:  Tom McAleavey
                        Telephone No.: (407) 244-5108
                        Telecopy No.: (407) 244-5288

            Section 9.3 Interpretation; Knowledge.

                  (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words "include," "includes" and "including," when used herein, shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole. An exception or disclosure made in the Company Disclosure Letter with regard to a representation of the Company, or in the Parent Disclosure Letter with regard to a representation of Parent or Merger Sub, shall only be deemed made with respect to any other representation by such party if an express cross-reference is set forth herein.

                  (b) For purposes of this Agreement, the term "Knowledge" means, with respect to any matter in question, the actual knowledge of such matter of the executive officers of the Company and the presidents of its Subsidiaries.

                  (c) For purposes of this Agreement, the term "Material Adverse Effect", when used in connection with an entity, means any fact, change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect"), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or could be reasonably expected to (i) be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries or (ii) materially impede the consummation of the transactions contemplated by this Agreement, including the Offer, in accordance with the terms hereof and applicable Legal Requirements excluding with respect to clauses (i) and (ii) Effects (A) generally affecting the industry in which such entity and its Subsidiaries operate or arising from changes in general business or economics conditions, or (B) affecting the securities markets generally.

                  (d) For purposes of this Agreement, the term "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

                  (e) For purposes of this Agreement, the term "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

            Section 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

            Section 9.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 6.8.

Without limiting the foregoing, it is expressly understood and agreed that the provisions of Section 6.7 are statements of intent and no Continuing Employee or other Person (including any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto and no Continuing Employee or other Person is or is intended to be a third-party beneficiary thereof.

            Section 9.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

            Section 9.7 Other Remedies; Specific Performance.

                  (a) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

                  (b) Specific Performance. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, except that Florida Law shall govern the Merger.

            Section 9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

            Section 9.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, Merger Sub reserves the right to transfer or assign, in whole or in part, to Parent or to any affiliate of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Merger Sub of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

            Section 9.11 Consent to Jurisdiction; Waiver of Trial by Jury.

                  (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.11. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

                  (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO

THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(b).

                                      *****

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                   DRS TECHNOLOGIES, INC.,
                                   a Delaware corporation

                                   By: /s/ Mark S. Newman
                                      ------------------------------------------
                                        Name:  Mark S. Newman
                                        Title: Chairman, President and
                                               Chief Executive Officer

                                   PRINCE MERGER CORPORATION,
                                   a Florida corporation

                                   By: /s/ Mark S. Newman
                                      ------------------------------------------
                                        Name:  Mark S. Newman
                                        Title: President

                                   PARAVANT INC.,
                                   a Florida corporation

                                   By: /s/ William R. Craven
                                      ------------------------------------------
                                        Name:  William R. Craven
                                        Title: President and Chief Executive
                                               Officer




                      ****AGREEMENT AND PLAN OF MERGER****

                                                                         Annex A

                             CONDITIONS TO THE OFFER

      Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may postpone the acceptance for payment of and payment for Shares tendered, and, except as set forth in this Agreement, terminate the Offer as to any Shares not then paid for if (i) the Minimum Condition shall not have been satisfied at the scheduled expiration date of the Offer, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated, or (iii) immediately prior to the expiration of the Offer, any of the following conditions shall exist:

(a) there shall have been instituted or be pending, by any Governmental Entity or any other Person or threatened by any Governmental Entity, any suit, action or proceeding against Parent, Merger Sub or the Company challenging or seeking
(i) to make illegal, restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent or Merger Sub, or the consummation of the Merger transaction, (ii) to prohibit or limit materially the ownership or operation by the Company, Parent, Merger Sub or any of their affiliates of all or any material portion of the business or assets of the Company, Parent or any of their affiliates, or compel the Company, Parent or any of their affiliates to effect an Action of Divestiture, (iii) to impose or confirm limitations on the ability of Parent, Merger Sub or any other affiliate of Parent to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Merger Sub pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated by this Agreement, (iv) to require divestiture by Parent or Merger Sub of any Shares; or (v) which otherwise seeks damages or relief which could reasonably be expected to have a Material Adverse Effect on Parent or the Company;

(b) there shall have been entered, enforced, enacted or deemed applicable to (A) Parent, Merger Sub or the Company or (B) the Agreement, the Offer or the Merger, in any case, any statute, rule, regulation, legislation, judgment, order, injunction or decree by any Governmental Entity or any other Person that is reasonably likely to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above.

(c) a Company Triggering Event shall have occurred;

(d) the representations and warranties of the Company set forth in the Agreement shall not be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the date of this Agreement and the expiration of the Offer (except to the extent that such representations and warranties speak as of a specific date, in which case as of such specific date), except where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company;

(e) the Company shall have materially breached any covenant, obligation or other agreement to be performed or complied by it under the Agreement;

(f) the Agreement shall have been terminated in accordance with its terms;

(g) any of the following shall have occurred: (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or the NASDAQ for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions),
(2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) a commencement or material worsening of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States or any terrorist activities which materially and adversely affects Parent, Merger Sub or the Company or the ability of financial institutions in the United States to extend credit or syndicate loans, (4) any limitation (whether or not mandatory) by any Governmental Entity on the extension of credit generally by banks or other financial institutions, or (5) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans;

(h) Merger Sub and the Company shall have agreed that Merger Sub shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; or

(i) any party to the Shareholder Tender and Voting Agreements other than Merger Sub and Parent shall have breached or failed to perform any of its covenants or agreements under such agreements or breached any of its representations and warranties in any of such agreements, or any of such agreements shall not be valid, binding and enforceable, except for such breaches or failures to be valid, binding and enforceable that do not materially and adversely affect the benefits expected to be received by Parent and Merger Sub under the Merger Agreement or the Shareholder Tender and Voting Agreements.

The foregoing conditions are for the benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to any such condition or may be waived by Merger Sub or Parent in whole or in part at any time and from time to time in their sole and absolute discretion.

The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                             INDEX OF DEFINED TERMS


                                                                            Page
                                                                            ----
1934 Act......................................................................10
1934 Act Rules................................................................10
Acquisition...................................................................49
Acquisition Proposal..........................................................37
Action of Divestiture.........................................................41
Agreement......................................................................1
Annex A........................................................................2
Articles of Merger.............................................................6
Bid...........................................................................27
Business Day..................................................................51
Certificate....................................................................8
Certificates...................................................................8
Change of Company Recommendation..............................................36
Closing........................................................................6
Closing Date...................................................................6
Code..........................................................................22
Company........................................................................1
Company Balance Sheet.........................................................17
Company Board Approval.........................................................4
Company Charter Documents.....................................................13
Company Common Stock...........................................................1
Company Disclosure Letter.....................................................12
Company Financials............................................................16
Company Key Employees.........................................................33
Company Material Contract.....................................................25
Company Options...............................................................13
Company Permits...............................................................20
Company Preferred Stock.......................................................13
Company Purchase Plan..........................................................8
Company SEC Reports...........................................................16
Company Shareholders' Approval................................................15
Company Shareholders' Meeting.................................................10
Company Stock Option Plans.....................................................8
Company Termination Fee.......................................................48
Company Triggering Event......................................................47
Company Warrantholder Release..................................................8
Company Warrants..............................................................14
Confidentiality Agreement.....................................................38
Continuing Employees..........................................................42
Contract......................................................................25
DOJ...........................................................................39
EDGAR.........................................................................16
Effect........................................................................51

Effective Time.................................................................6
End Date......................................................................46
Environmental Claim...........................................................24
Environmental Laws............................................................25
Environmental Permits.........................................................24
ERISA Affiliate...............................................................21
ERISA Plans...................................................................21
Exchange Act..................................................................10
Florida Law....................................................................1
FTC...........................................................................39
GAAP..........................................................................16
Government Contract...........................................................27
Governmental Entity...........................................................15
Hazardous Materials...........................................................25
HSR Act.......................................................................16
include.......................................................................51
Indebtedness..................................................................34
Indemnified Parties...........................................................43
Intellectual Property.........................................................18
Knowledge.....................................................................51
Legal Requirements............................................................14
License Agreements............................................................19
Liens.........................................................................13
Material Adverse Effect.......................................................51
Merger.........................................................................6
Merger Consideration...........................................................7
Merger Sub.....................................................................1
Minimum Condition..............................................................2
NASDAQ.........................................................................3
Necessary Consents............................................................16
Offer..........................................................................1
Offer Conditions...............................................................2
Offer Consideration............................................................1
Offer Documents................................................................3
Option Consideration..........................................................41
Parent.........................................................................1
Parent Charter Documents......................................................29
Parent Disclosure Letter......................................................28
Parent's Credit Agreement.....................................................30
Paying Agent...................................................................8
PBGC..........................................................................22
Permits.......................................................................20
Person........................................................................51
Plans.........................................................................21
Preliminary Statement.........................................................10
Proxy Statement...............................................................10

Representatives...............................................................34
SAR...........................................................................33
Schedule 14D-9.................................................................4
Schedule TO....................................................................3
SEC............................................................................3
Securities Act................................................................16
Shareholder Tender and Voting Agreements.......................................1
Shares.........................................................................1
Software......................................................................18
Subsidiary....................................................................12
Subsidiary Charter Documents..................................................13
Superior Offer................................................................37
Superior Offer Notice.........................................................35
Surviving Corporation..........................................................6
Tax...........................................................................17
Tax Returns...................................................................17
Taxes.........................................................................17
Trade Secrets.................................................................18
U.S. Government...............................................................27
Voting Debt...................................................................14
Wachovia......................................................................27